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                                                                    Exhibit 2.1
                          CERTIFICATE OF INCORPORATION

                                       OF

                                THE RICEX COMPANY

                  FIRST: The name of the corporation is The RiceX Company (the "Corporation").

                  SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares that this Corporation is authorized to issue is one hundred ten million (110,000,000). The number of shares of Common Stock authorized to be issued is one hundred million (100,000,000), par value $.001 per share. The number of shares of Preferred Stock authorized to be issued is ten million (10,000,000), par value $.001 per share. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of such series. The Board of Directors is hereby further authorized to fix, or alter all or any of, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to fix the number of shares constituting any such series and the designations of such series. The term "fixed for such series" and correlative terms as used in this Article FOURTH shall mean, with respect to any series of Preferred Stock, as stated in a resolution or resolutions lawfully adopted by the Board of Directors in exercise of such authority hereinabove granted.

                  FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

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                  SIXTH:  The number of directors which constitute the whole
Board of Directors of the corporation shall be as specified in the Bylaws of the Corporation. At each annual meeting of stockholders, directors of the corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the Delaware General Corporation Law.

        The directors of the corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the effective date of this Certificate of Incorporation (the "Effective Date"), the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

                  If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                  SEVENTH: Vacancies occurring on the Board of Directors for any reason and newly createddirectorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the Class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.


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                  EIGHTH:  The election of directors need not be by written
ballot unless a stockholder demands election by written ballot at the meeting and before the voting begins or unless the bylaws of the Corporation so provide.

                  NINTH: To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                  TENTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

                  ELEVENTH: The Corporation shall not, without first obtaining the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) amend or repeal any provision of, or add any provision to Articles Sixth or Seventh of the Corporation's Articles of Incorporation.

                  TWELFTH: The name and mailing address of the incorporator are as follows: Sherrill A. Corbett, Esq., Graham & James LLP, 400 Capitol Mall, Suite 2400, Sacramento, California 95814.

                  The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed and that the facts stated herein are true.

Dated: May 13, 1998
          ----                                /s/ Sherrill A. Corbett
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                                              Sherrill A. Corbett, Incorporator

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